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                                                                    EXHIBIT 11.1

                           HORIZON HEALTH CORPORATION

                       COMPUTATIONS OF EARNINGS PER SHARE


                                                             THREE MONTHS                      NINE MONTHS
                                                       --------------------------      --------------------------
                                                             ENDED MAY 31,                     ENDED MAY 31,
                                                       --------------------------      --------------------------
                                                          2003           2002            2003            2002
                                                       ----------      ----------      ----------      ----------
BASIC
Net income                                             $2,403,252      $2,270,468      $7,205,447      $6,608,586
                                                       ----------      ----------      ----------      ----------
Weighted average shares outstanding (basic)             5,217,134       5,421,148       5,276,279       5,362,605
                                                       ----------      ----------      ----------      ----------
Basic earnings per share                               $      .46      $      .42      $     1.37      $     1.23
                                                       ==========      ==========      ==========      ==========
DILUTED
Net income                                             $2,403,252      $2,270,468      $7,205,447      $6,608,586
                                                       ----------      ----------      ----------      ----------
Effect of dilutive securities(1)                          398,683         532,862         418,507         497,521
                                                       ----------      ----------      ----------      ----------
Weighted average shares outstanding (diluted)           5,615,817       5,954,010       5,694,786       5,860,126
                                                       ----------      ----------      ----------      ----------
Diluted earnings per share                             $      .43      $      .38      $     1.27      $     1.13
                                                       ==========      ==========      ==========      ==========


(1) During fiscal years 2003 and 2002, certain shares subject to options to acquire common stock were not included in certain computations of diluted EPS because the option exercise price was greater than the average market price of the common shares for the quarter. The computation for the quarter ended May 31, 2003 excluded 55,413 shares subject to options, with exercise prices ranging from $16.05 to $23.75. The computation for the quarter ended May 31, 2002 excluded 4,000 shares subject to options, with an exercise price of $23.75. The computation for the nine months ended May 31, 2003 excluded an average of 52,871 shares subject to options, with exercise prices ranging from $14.51 to $23.75. The computation for the nine months ended May 31, 2002 excluded an average of 4,223 shares subject to options, with exercise prices ranging from $13.50 to $23.75.